Exhibit 8.1

September 10, 2012

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the establishment and continuation of a series of securities designated as the Company’s Medium-Term Notes, Series K, in an aggregate principal amount or face amount, as applicable, of $25,000,000,000. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Product Supplement No. 7: Upside Participation ETF Linked Notes (Averaging) (“Product Supplement 7”) to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”).

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Product Supplement 7 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP